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                                                                   Exhibit 99.1


Contact:
William A. Hockett
Vice President of Corporate Communications
Myriad Genetics, Inc.
801-584-3600
bhockett@myriad.com

                      MYRIAD GENETICS BOARD OF DIRECTORS
                       APPROVES STOCKHOLDER RIGHTS PLAN

Salt Lake City, July 18, 2001 -- Myriad Genetics, Inc. (Nasdaq: MYGN) announced today that its Board of Directors has adopted a stockholder rights plan. In adopting the plan, Myriad stated that it was not doing so in response to any known effort to acquire Myriad but that the plan is designed to assure that all Myriad stockholders will receive fair and equal treatment in the event of any unsolicited attempt to acquire Myriad.

The plan was implemented by declaring a dividend distribution of one preferred share purchase right for each outstanding share of Myriad's common stock. The dividend will be distributed to stockholders of record on July 17, 2001 and will be payable as of the close of business on that date. The rights will expire on July 17, 2011 unless redeemed prior to that date. The distribution of the preferred share purchase rights is not taxable to Myriad's stockholders.

Each right will entitle registered holders of Myriad's common stock to purchase one one-hundredth of a share of a new series of junior participating preferred stock, designated as "Series A Junior Participating Preferred Stock". The rights generally will be exercisable only if a person (which term includes an entity) or group (i) acquires 15% or more of Myriad's common stock or (ii) announces a tender offer the consummation of which would result in ownership by that person or group of 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional
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conditions are met, the rights plan allows Myriad stockholders (other than the acquiror) to purchase common stock in Myriad or in the acquiror at a substantial discount.

Prior to the ten days following the acquisition by a person or group of beneficial ownership of 15% or more of Myriad's common stock, the Board of Directors of Myriad may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. A detailed description of the rights plan will be mailed to stockholders at the time of the distribution.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel therapeutic products derived from its proprietary genomic and proteomic technologies. The Company has established two wholly owned subsidiaries. Myriad Pharmaceuticals, Inc. develops and intends to market therapeutic compounds, and Myriad Genetic Laboratories, Inc. develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Bayer, Eli Lilly, Hitachi, Novartis, Pharmacia, Roche, Schering AG and Schering-Plough.

The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices. . All information in this press release is as of July 18, 2001, and Myriad undertakes no duty to update this information unless required by law.